Exhibit 99.1

Summit Hotel Properties Reports Second Quarter 2013 Results

Beat Consensus AFFO per share; 8.0 Percent Same-Store RevPAR Growth;

79.3 Percent Adjusted EBITDA Growth; Acquired 1,096 Guestrooms

AUSTIN, Texas--(BUSINESS WIRE)--August 6, 2013--Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) today announced results for the second quarter of 2013.

Second Quarter Highlights

  Same-Store RevPAR: Same-store revenue per available room (“RevPAR”) in the second quarter of 2013 grew to $75.76, an increase of 8.0 percent over the same period in 2012. Same-store average daily rate (“ADR”) grew to $99.96, an increase of 4.9 percent from the second quarter of 2012. Same-store occupancy grew by 219 basis points to 75.8 percent.
  Pro Forma RevPAR: Pro forma RevPAR in the second quarter of 2013 grew to $85.43, an increase of 5.8 percent over the same period in 2012. Pro forma ADR grew to $110.58, an increase of 3.9 percent from the second quarter of 2012. Pro forma occupancy grew by 140 basis points to 77.3 percent. Pro forma RevPAR grew by 7.0 percent when excluding the recently acquired five hotels in the New Orleans market.
  Pro Forma Hotel EBITDA: Pro forma hotel EBITDA for the second quarter of 2013 was $32.8 million, an increase of 7.2 percent over the same period of 2012.
  Pro Forma Hotel EBITDA Margin: Pro forma hotel EBITDA margin expanded 38 basis points compared with the same period in 2012. Pro forma hotel EBITDA margin expanded by 118 basis points when excluding the recently acquired five hotels in the New Orleans market. Pro forma hotel EBITDA margin is defined as pro forma hotel EBITDA as a percentage of pro forma total revenue.
  Adjusted EBITDA: The Company’s adjusted EBITDA increased to $26.7 million from $14.9 million in the same period in 2012, an increase of $11.8 million or 79.3 percent. Adjusted EBITDA for the quarter includes $0.2 million of charges associated with the consolidation of the Company’s corporate offices to Austin, TX.
  Adjusted FFO: The Company’s Adjusted FFO for the quarter was $17.6 million or $0.26 per diluted unit.
  Acquisitions: During the second quarter, the Company acquired seven hotels with 1,096 guestrooms, for a total purchase price of $185.4 million.
  Dividends: On August 1, 2013, the Company declared an $0.1125 per share quarterly dividend on its common stock, a $0.578125 per share quarterly dividend on its 9.25% Series A Cumulative Redeemable Preferred Stock, a $0.4921875 per share quarterly dividend on its 7.875% Series B Cumulative Redeemable Preferred Stock, and a $0.4453125 per share partial quarterly dividend on its 7.125% Series C Cumulative Redeemable Preferred Stock. Based on the closing price on August 5, 2013, annualized dividend yield on the Company’s common stock was 4.6%.

The Company’s results included the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	($ in thousands, except per unit and RevPAR data)
Total Revenues	$83,096	$43,478	$146,307	$80,798
EBITDA ¹	$25,093	$11,979	$43,035	$20,895
Adjusted EBITDA ¹	$26,700	$14,892	$45,577	$25,446
FFO ¹	$15,952	$8,018	$26,714	$13,469
Adjusted FFO ¹	$17,585	$9,578	$29,422	$15,735
FFO per diluted unit ¹	$0.23	$0.21	$0.40	$0.36
Adjusted FFO per diluted unit ¹	$0.26	$0.26	$0.44	$0.42

Pro Forma ²
RevPAR	$85.43	$80.72	$81.66	$77.00
RevPAR growth	5.8%		6.1%
Hotel EBITDA	$32,809	$30,603	$60,793	$55,992
Hotel EBITDA margin	36.8%	36.4%	35.7%	34.8%
Hotel EBITDA margin growth	38 bps		90 bps

¹

See tables later in this press release for a reconciliation of net income (loss) to earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, funds from operations (“FFO”), FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit. EBITDA, adjusted EBITDA, FFO, FFO per diluted unit, adjusted FFO and adjusted FFO per diluted unit, as well as hotel EBITDA (hotel revenues less hotel operating expenses), are non-GAAP financial measures. See further discussions of these non-GAAP measures later in this press release.

²

Pro forma information includes operating results for 92 hotels owned as of June 30, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the following three hotels that were held for sale at June 30, 2013: the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; and the 78–guestroom SpringHill Suites, Lithia Springs, GA. As a result, these pro forma operating measures include operating results for certain hotels for periods prior to the Company’s ownership.

	6/30/2013	6/30/2012	growth
Number of Hotels	95	73	30.1%
Number of Guestrooms	11,127	7,489	48.6%
Total Revenue (000’s)	$83,096	$43,478	91.1%
Adjusted EBITDA (000’s)	$26,700	$14,892	79.3%

“We continue to remain positive in our view of the second half of 2013 and into 2014,” said Dan Hansen, President and CEO. “Our same-store hotels had a very solid 8.0% RevPAR growth despite some softening in May and June. Investors should be reminded that we had impressive same-store RevPAR growth in the second quarter of 2012. Our same-stores grew RevPAR 12.8% in second quarter of 2012. Our strong second quarter 2013 RevPAR growth was the result of completed renovation work and general economic improvement in many of our markets. Our acquisitions performed well during the quarter with the exception of our five hotels recently acquired in New Orleans. As we discussed previously, our New Orleans hotels, as a group, had outsized growth in second quarter of 2012. These hotels had an exceptionally strong convention calendar last year, and will have a tough comparison in the third quarter of 2013 as well. However, the New Orleans conference calendar is developing well for fourth quarter of 2013 and for the full year of 2014. We expect strong performance from this cluster.”

2013 Year-to-Date Highlights

  Same-Store RevPAR: Same-store RevPAR in the first six months of 2013 grew to $71.24, an increase of 7.4 percent over the same period in 2012. Same-store ADR grew to $99.25, an increase of 4.5 percent from the first six months of 2012. Same-store occupancy grew by 190 basis points to 71.8 percent.
  Pro Forma RevPAR: Pro forma RevPAR in the first six months of 2013 grew to $81.66, an increase of 6.1 percent over the same period in 2012. Pro forma ADR grew to $110.79, an increase of 3.7 percent from the first six months of 2012. Pro forma occupancy grew by 160 basis points to 73.7 percent.
  Pro Forma Hotel EBITDA: Pro forma hotel EBITDA for the first six months of 2013 was $60.8 million, an increase of 8.6 percent over the same period of 2012.
  Pro Forma Hotel EBITDA Margin: Pro forma hotel EBITDA margin grew 90 basis points compared with the same period in 2012. When adjusted to exclude the New Orleans portfolio, pro forma hotel EBITDA margin expansion was 113 basis points for the first six months of 2013.
  Adjusted EBITDA: The Company’s adjusted EBITDA increased to $45.6 million from $25.4 million in the same period in 2012, an increase of $20.1 million or 79.1 percent. Adjusted EBITDA for the first six months of 2013 includes $0.3 million of charges associated with the consolidation of the Company’s corporate offices to Austin, TX.

  Adjusted FFO: The Company’s Adjusted FFO for the first six months of 2013 was $29.4 million or $0.44 per diluted unit.

  Acquisitions: During the first six months of 2013, the Company acquired 16 hotels with 2,597 guestrooms, for a total purchase price of $414.2 million.

Acquisitions

During the second quarter of 2013, the Company acquired seven hotels in the upscale and upper midscale segments, totaling 1,096 guestrooms for a total purchase price of $185.4 million. Year to date, the Company has acquired sixteen hotels in the upscale and upper midscale segments totaling 2,597 guestrooms for a total purchase price of $414.2 million. Acquisitions in the last twelve months, net of hotel dispositions, increased the Company’s guestroom count by 48.6 percent over the number of guestrooms owned at June 30, 2012.

“Our opportunities for strategic acquisitions remain very much intact. We continue to find individual properties and portfolios that align well with our strategy,” said Dan Hansen, President and CEO. “We continue to see acquisition opportunities that would fit nicely into our current portfolio of hotels.”

The following table provides information on the Company’s second quarter 2013 hotel acquisitions:

				Purchase Price
Date	Hotel	Location	Rooms	(millions)
04/30/13	Hilton Garden Inn	Greenville, SC	120	$15.3
05/21/13	Holiday Inn Express & Suites	Minneapolis (Minnetonka), MN	93	6.9
05/21/13	Hilton Garden Inn	Minneapolis (Eden Prairie), MN	97	10.2
05/23/13	Fairfield Inn & Suites	Louisville, KY	135	25.0
05/23/13	SpringHill Suites	Louisville, KY	198	39.1
05/23/13	Courtyard by Marriott	Indianapolis, IN	297	58.7
05/23/13	SpringHill Suites	Indianapolis, IN	156	30.2
	Total		1,096	$185.4

On October 30, 2012, the Company entered into an agreement with an affiliate of Hyatt Hotels Corporation to fund $20.3 million in the form of a first lien mortgage loan on a hotel property in downtown Minneapolis, MN. The $20.3 million represents a portion of the total acquisition and renovation costs expected to be incurred to convert the property to a Hyatt Place hotel. Subject to certain conditions, including the successful conversion of the property estimated to be completed in the fourth quarter of 2013, the Company plans to purchase the property and enter into a management agreement with a Hyatt affiliate.

“The conversion of the Hyatt Place in downtown Minneapolis is progressing as planned. We anticipate an opening in fourth quarter of 2013 with positive effect on earnings in 2014 and beyond,” said Mr. Hansen. “We believe the downtown Minneapolis market is under-served by premium select-service offerings and thus expect great results from this hotel.”

Dispositions

During the second quarter of 2013, the Company continued its strategy of recycling capital by selling hotels that it no longer considers strategic.

  On May 1, 2013, the Company sold the Holiday Inn Express (63-guestrooms) and the Holiday Inn (119-guestrooms) in Boise, ID for $3.0 million and $9.6 million, respectively.
  On May 30, 2013, the Company sold the Courtyard by Marriott (96-guestrooms) in Memphis, TN for $4.2 million.

Capital Markets

During the second quarter of 2013, the Company closed on $102.1 million in debt financing including the following transactions.

  On May 21, 2013, the Company acquired a Hilton Garden Inn in Minneapolis (Eden Prairie), MN for a total purchase price of $10.2 million, including $6.4 million in assumed mortgage debt with Wells Fargo, N.A. The loan bears interest at a fixed rate of 5.57% and has a January 1, 2016 maturity date.
  On May 21, 2013, the Company acquired a Holiday Inn Express & Suites in Minneapolis (Minnetonka), MN for a total purchase price of $6.9 million, including $3.7 million in assumed mortgage debt with Wells Fargo, N.A. The loan bears interest at a fixed rate of 5.53% and has an October 1, 2015 maturity date.
  On May 23, 2013, the Company closed on a $92.0 million senior secured interim loan with KeyBank National Association, as administrative agent and lender, and Regions Bank, as lender. The “Interim Loan” is associated with four recent acquisitions: the Fairfield Inn & Suites in Louisville, KY, the Courtyard by Marriott in Louisville, KY, the SpringHill Suites in Indianapolis, IN, and the Courtyard by Marriott in Indianapolis, IN. This loan bears interest at a variable rate of 1-, 2-, 3, or 6- month LIBOR plus 225 basis points or the base rate plus 125 basis points and matures on November 23, 2013 with an option for a six month extension.

Capital Investment

The Company invested $8.8 million during the second quarter of 2013 on renovations at ten properties. Projects ranged from lobby and public space improvements to complete guestroom renovations, including all furniture, soft goods, and guest bathrooms.

One of the Company’s largest capital projects in the second quarter of 2013 was the full renovation of the SpringHill Suites in Nashville, TN. During the renovation, all guestrooms were updated to include new furniture, beds, lighting, air conditioning units, and wall coverings. The bathrooms were renovated with new fixtures, tile, and paint. As part of the common areas update, the exercise room was relocated and outfitted with all new fitness equipment. With the re-image of the lobby, a new kitchen, business center, and front desk were included to improve the overall guest experience. To complete the full renovation, the entire outside of the building was painted and parking lot was updated. The renovation cost approximately $1.9 million and was complete in May of 2013.

“The capital we have invested in the renovations of our hotels has provided us with exceptional results,” said Mr. Hansen. “We see RevPAR growth premiums from these renovated hotels and will continue to invest in our portfolio where opportunities are presented.”

Balance Sheet

  At June 30, 2013, the Company had total outstanding debt of $517.5 million and $34.4 million of cash and cash equivalents. Maximum borrowing capacity was $150.0 million under the senior secured revolving credit facility. The Company had $96.6 million outstanding on its senior secured revolving credit facility, $5.2 million in standby letters of credit, and $48.2 million available to borrow. In addition, the Company had 17 unencumbered hotels available.
  The Company’s weighted average interest rate on its debt outstanding at June 30, 2013 was 4.37%.

  At June 30, 2013, the Company’s total net debt to trailing twelve month pro forma corporate EBITDA was 4.9x. The Company’s debt to total market capitalization was 37.5%.

Subsequent Events

  On July 22, 2013, the Company closed on a $38.7 million CMBS loan with KeyBank, N.A. secured by the two recent Louisville, KY acquisitions, the Courtyard by Marriott and the Fairfield Inn & Suites. This loan matures on August 1, 2023 and bears interest at a fixed rate of 4.95%. Proceeds from the loan were applied to the $92 million senior secured interim loan with KeyBank, N.A.
  On July 26, 2013, the Company received proceeds from a $7.4 million term loan with Metabank secured by the Hyatt Place in Atlanta, GA. This loan matures on August 1, 2018 and bears interest at a fixed rate of 4.25%.
  On August 1, 2013, the Company closed on a $34.0 million term loan with ING Life Insurance and Annuity. This loan matures on March 1, 2038 and bears interest at a fixed rate of 4.55%. ING has the right to call the loan in full on March 1, 2019, 2024, 2029, and 2034.
  As of August 5, 2013, the Company had total outstanding debt of $515.3 million. Maximum borrowing capacity was $150.0 million under the senior secured revolving credit facility. The Company had $60.6 million outstanding on its senior secured revolving credit facility, $0.5 million in standby letters of credit, and $88.9 million available to borrow. In addition, the Company had 15 unencumbered hotels available.

Current Portfolio

As of August 6, 2013, the Company owns 95 hotels totaling 11,127 guestrooms in 24 states, with 21 brands. Since its initial public offering in February of 2011, the Company has acquired 40 hotel properties, totaling 5,512 guestrooms for a total purchase price of $729.6 million.

Third Quarter 2013 Outlook

The Company is providing guidance for the third quarter based on 92 current hotels.¹ This outlook includes debt capital markets activity in second quarter and subsequent to quarter end. Except as described in footnote 1 below, it assumes no additional hotels are acquired or sold in the third quarter and no additional issuances of equity securities.

	Low-end	High-end
Pro forma RevPAR (92) ¹	$82.50	$84.00
Pro forma RevPAR Growth (92) ¹	5.0%	7.0%
RevPAR (same-store 57)	$75.50	$77.00
RevPAR Growth (same-store 57)	5.5%	7.5%
Adjusted FFO ²	$16,500	$17,900
Adjusted FFO per diluted unit ³	$0.24	$0.26
Renovation capital deployed	$15,000	$18,000

¹

The Company’s portfolio is 95 hotels (11,127 guestrooms) at June 30, 2013. The Company’s outlook excludes the following three properties held for sale at June 30, 2013: the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; and the 78–guestroom SpringHill Suites, Lithia Springs, GA.

²

Adjusted FFO guidance on 95 hotels assumes additional charges in the range of $0.1 million to $0.3 million that are associated with the consolidation of the Company’s corporate office from Sioux Falls, SD to Austin, TX during third quarter 2013.

³	Assumed weighted average diluted common units of 68,960,000 for third quarter 2013.

Full Year 2013 Outlook

The Company is providing guidance for full year 2013 based on 92 current hotels.¹ This outlook includes debt capital markets activity in second quarter and subsequent to quarter end. Except as described in footnote 1 below, it assumes no additional hotels are acquired or sold in 2013 and no additional issuances of equity securities. US GDP growth for 2013 is assumed to be in the range of 1.75 to 2.25 percent.

	Low-end	High-end
Pro forma RevPAR (92) ¹	$79.50	$81.00
Pro Forma RevPAR Growth (92) ¹	5.0%	7.0%
RevPAR (same-store 57)	$70.00	$71.50
RevPAR Growth (same-store 57)	5.5%	7.5%
Adjusted FFO ²	$58,000	$60,800
Adjusted FFO per diluted unit ³	$0.85	$0.89
Renovation capital deployed	$40,000	$48,000

¹

The Company’s portfolio is 95 hotels (11,127 guestrooms) at June 30, 2013. The Company’s outlook excludes the following three properties held for sale at June 30, 2013: the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; and the 78–guestroom SpringHill Suites, Lithia Springs, GA.

²

Adjusted FFO guidance on 95 hotels assumes additional charges in the range of $0.4 million to $0.6 million that are associated with the consolidation of the Company’s corporate office from Sioux Falls, SD to Austin, TX prior to the end of 2013.

³	Assumed weighted average diluted common units of 68,285,000 for full year 2013.

Earnings Call

The Company will conduct its quarterly conference call on Wednesday, August 7, 2013 at 9:00am EST. To participate in the conference call please dial 800-237-9752. The participant passcode for the call is 63872141. Additionally, a live webcast of the call will be available through the Company’s website, www.shpreit.com. A replay of the conference call will be available until 11:59pm EST Wednesday, August 14, 2013 by dialing 888-286-8010; participant passcode 15903008. A replay of the conference call will also be available on the Company’s website until November 7, 2013.

About Summit Hotel Properties

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused primarily on acquiring and owning premium-branded select-service hotels in the upscale and upper midscale segments of the lodging industry. As of August 6, 2013, the Company’s portfolio consisted of 95 hotels with a total of 11,127 guestrooms located in 24 states. Additional information about Summit may be found at the Company’s website, www.shpreit.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of the Company’s revenues and expenses, capital expenditures or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions, dispositions, financings or services; forecasts of the Company’s future financial performance and potential increases in average daily rate, occupancy, RevPAR, room supply and demand, funds from operations and adjusted funds from operations; US GDP growth; estimated sources and uses of available capital; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its quarterly and other periodic filings with the SEC. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.

The following condensed consolidated balance sheets and statements of operations are those of Summit Hotel OP, LP (the Operating Partnership) and Summit Hotel Properties, Inc.’s (the REIT) consolidated operating partnership. Such financial results for the periods presented are identical to those of the REIT; however, we believe the reconciliation of FFO, AFFO, EBITDA and Adjusted EBITDA to net income (loss) presented in the Operating Partnership’s statement of operations is more beneficial, as it eliminates the presentation of noncontrolling interests represented by the equity interests held by limited partners of the Operating Partnership, other than the REIT. In addition, FFO and AFFO results on a total per common unit basis provides for a more consistent period over period presentation now and in future periods.

SUMMIT HOTEL PROPERTIES
Condensed Consolidated Balance Sheets
June 30, 2013 and December 31, 2012
Amounts in thousands

	June 30,	December 31,
	2013	2012
ASSETS

Investment in hotel properties, net	$1,112,608	$734,362
Investment in hotel properties under development	10,457	10,303
Land held for development	18,475	15,802
Assets held for sale	12,339	4,836
Cash and cash equivalents	34,413	13,980
Restricted cash	27,809	3,624
Trade receivables	11,728	5,478
Prepaid expenses and other	6,251	5,311
Derivative financial instruments	199	-
Deferred charges, net	9,696	8,895
Deferred tax asset	3,430	3,997
Other assets	4,137	4,201
TOTAL ASSETS	$1,251,542	$810,789

LIABILITIES AND EQUITY

LIABILITIES
Debt	$517,485	$312,613
Accounts payable	7,469	5,013
Accrued expenses	26,973	18,985
Derivative financial instruments	19	641
TOTAL LIABILITIES	551,946	337,252

COMMITMENTS AND CONTINGENCIES

EQUITY	699,596	473,537

TOTAL LIABILITIES AND EQUITY	$1,251,542	$810,789

SUMMIT HOTEL PROPERTIES
Condensed Consolidated Statements of Operations
Amounts in thousands

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
REVENUE
Room revenue	$79,075	$41,842	$139,164	$77,569
Other hotel operations revenue	4,021	1,636	7,143	3,229
Total Revenues	83,096	43,478	146,307	80,798

EXPENSES
Hotel operating expenses
Rooms	21,954	11,904	39,575	22,379
Other direct	9,977	5,393	18,221	10,347
Other indirect	21,340	11,387	37,582	21,533
Other	274	221	487	422
Total hotel operating expenses	53,545	28,905	95,865	54,681
Depreciation and amortization	13,291	7,711	24,447	15,266
Corporate general and administrative
Salaries and other compensation	2,294	1,622	4,715	2,560
Other	1,728	409	2,384	1,292
Hotel property acquisition costs	786	1,170	1,440	1,750
Total Expenses	71,644	39,817	128,851	75,549
Income (loss) from operations	11,452	3,661	17,456	5,249

OTHER INCOME (EXPENSE)
Interest income	18	1	36	2
Other income	63	475	223	475
Interest expense	(4,899)	(4,184)	(8,971)	(7,379)
Gain (loss) on disposal of assets	-	(187)	6	(187)
Gain (loss) on derivative financial instruments	2	(1)	2	(1)
Total Other Income (Expense)	(4,816)	(3,896)	(8,704)	(7,090)
Income (loss) from continuing operations before income taxes	6,636	(235)	8,752	(1,841)

Income tax (expense) benefit	(351)	73	(761)	220

Income (loss) from continuing operations	6,285	(162)	7,991	(1,621)
Income (loss) from discontinued operations	385	(194)	562	(1,540)
Net income (loss)	6,670	(356)	8,553	(3,161)

Net income (loss) attributable to noncontrolling interests in joint venture	89	-	52	-

Net income (loss) attributable to Summit Hotel OP, LP	6,581	(356)	8,501	(3,161)

Preferred dividends	(3,844)	(1,157)	(6,296)	(2,313)
Net income (loss) attributable to common unit holders	$2,737	$(1,513)	$2,205	$(5,474)

Weighted average common units outstanding
Basic	68,478	37,382	67,236	37,380
Diluted	68,952	37,524	67,598	37,451

SUMMIT HOTEL PROPERTIES
FFO
Amounts in thousands, except per common unit
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
NET INCOME (LOSS)	6,670	(356)	8,553	(3,161)
Preferred dividends	(3,844)	(1,157)	(6,296)	(2,313)
Depreciation and amortization	13,324	8,178	24,814	16,658
Loss on impairment of assets	-	1,166	1,500	2,098
(Gain) loss on disposal of assets	(26)	187	(1,666)	187
Noncontrolling interest in joint venture	(89)	-	(52)	-
Adjustments related to joint venture	(83)	-	(139)	-
Funds From Operations	$15,952	$8,018	$26,714	$13,469
Per common unit	$0.23	$0.21	$0.40	$0.36

Equity based compensation	849	389	1,270	515
Hotel property acquisition costs	786	1,170	1,440	1,750
(Gain) loss on derivative	(2)	1	(2)	1
Adjusted Funds From Operations	$17,585	$9,578	$29,422	$15,735
Per common share/unit	$0.26	$0.26	$0.44	$0.42

Weighted average diluted common units	68,952	37,524	67,598	37,451

SUMMIT HOTEL PROPERTIES
EBITDA
Amounts in thousands
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2013	2013	2012
NET INCOME (LOSS)	$6,670	$(356)	$8,553	$(3,161)
Depreciation and amortization	13,324	8,178	24,814	16,658
Interest income	(18)	(1)	(36)	(2)
Interest expense	4,926	4,305	9,080	7,830
Income tax expense (benefit)	363	(147)	815	(430)
Noncontrolling interest in joint venture	(89)	-	(52)	-
Adjustments related to joint venture	(83)	-	(139)	-
EBITDA	$25,093	$11,979	$43,035	$20,895

Equity based compensation	849	389	1,270	515
Hotel property acquisition costs	786	1,170	1,440	1,750
Loss on impairment of assets	-	1,166	1,500	2,098
(Gain) loss on disposal of assets	(26)	187	(1,666)	187
(Gain) loss on derivatives	(2)	1	(2)	1
ADJUSTED EBITDA	$26,700	$14,892	$45,577	$25,446

SUMMIT HOTEL PROPERTIES
Pro Forma Hotel Operational Data¹
Schedule of Property Level Results
Amounts in thousands
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
REVENUE
Room Revenue	$84,917	$80,243	$161,647	$153,105
Other hotel operations revenue	4,330	3,880	8,600	7,724
Total Revenue	89,247	84,123	170,247	160,829

EXPENSES
Hotel operating expenses
Rooms	23,140	21,944	45,185	42,906
Other direct	10,516	9,972	20,804	19,838
Other indirect	22,493	21,330	42,909	41,284
Other	289	274	556	809
Total Operating expenses	56,438	53,520	109,454	104,837

Hotel EBITDA	$32,809	$30,603	$60,793	$55,992

¹

For purposes of this press release, pro forma information includes operating results for 92 hotels owned as of June 30, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the following three hotels that were held for sale at June 30, 2013: the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; and the 78–guestroom SpringHill Suites, Lithia Springs, GA. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

SUMMIT HOTEL PROPERTIES
Pro Forma¹ and Same-Store² Statistical Data for the Hotels
(Unaudited)

	Pro forma three months ended June 30,		Pro forma six months ended June 30,
	2013	2012	2013	2012
Total Portfolio (92 hotels)
Rooms Occupied	767,921	754,219	1,459,052	1,433,575
Rooms Available	993,993	994,114	1,979,532	1,988,289
Occupancy	77.3%	75.9%	73.7%	72.1%
ADR	$110.58	$106.39	$110.79	$106.80
RevPAR	$85.43	$80.72	$81.66	$77.00

Occupancy Growth	140 bps		160 bps
ADR Growth	3.9%		3.7%
RevPAR Growth	5.8%		6.1%

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Same-Store (57 hotels)
Rooms Occupied	412,278	400,470	776,627	760,534
Rooms Available	543,998	544,119	1,082,018	1,088,299
Occupancy	75.8%	73.6%	71.8%	69.9%
ADR	$99.96	$95.33	$99.25	$94.96
RevPAR	$75.76	$70.16	$71.24	$66.36

Occupancy Growth	219 bps		190 bps
ADR Growth	4.9%		4.5%
RevPAR Growth	8.0%		7.4%

¹

For purposes of this press release, pro forma information includes operating results for 92 hotels owned as of June 30, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the following three hotels that were held for sale at June 30, 2013: the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; and the 78–guestroom SpringHill Suites, Lithia Springs, GA. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

²

For purposes of this press release, same-store information includes operating results for same-store properties owned at all times by the Company during the three-month and six-month periods ended June 30, 2013 and 2012 and excludes three hotels that were held for sale at June 30, 2013.

SUMMIT HOTEL PROPERTIES
Pro Forma Statistical Data for the Hotels¹
Amounts in thousands, except ADR and RevPAR
(Unaudited)

	2012		2013
	Q3	Q4	Q1	Q2	T-12

Room Revenue	$79,234	$70,566	$76,731	$84,917	$311,447
Other Revenue	3,889	3,906	4,270	4,330	16,396
Total Revenue	$83,123	$74,472	$81,001	$89,247	$327,843

Hotel EBITDA	$28,176	$22,338	$27,984	$32,809	$111,309

Rooms occupied	754,788	680,319	691,131	767,921	2,894,159
Rooms available	1,005,008	1,004,527	985,539	993,993	3,989,067

Occupancy	75.1%	67.7%	70.1%	77.3%	72.6%
ADR	$104.98	$103.73	$111.02	$110.58	$107.61
RevPAR	$78.84	$70.25	$77.86	$85.43	$78.08

¹

For purposes of this press release, pro forma information includes operating results for 92 hotels owned as of June 30, 2013 as if each hotel had been owned by the Company since January 1, 2012, which excludes the following three hotels that were held for sale at June 30, 2013: the 63–guestroom Fairfield Inn, Boise, ID; the 63–guestroom Hampton Inn, Boise, ID; and the 78–guestroom SpringHill Suites, Lithia Springs, GA. As a result, these pro forma operating measures include operating results for certain hotels prior to the Company’s ownership.

Non-GAAP Financial Measures

FFO and Adjusted FFO (“AFFO”)

As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income or loss (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization. We present FFO because we consider it an important supplemental measure of our operational performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and impairment losses, it provides a performance measure that, when compared year over year, reflects the effect to operations from trends in occupancy, room rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. Our computation of FFO may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs because the amount of depreciation and amortization we add back to net income or loss includes amortization of deferred financing costs and amortization of franchise royalty fees. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

We further adjust FFO for certain additional items that are not included in the definition of FFO, such as hotel transaction and pursuit costs, equity based compensation, loan transaction costs, prepayment penalties and certain other expenses, which we refer to as AFFO. We believe that AFFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

We caution investors that amounts presented in accordance with our definitions of FFO and AFFO may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. FFO and AFFO should not be considered as an alternative measure of our net income (loss) or operating performance. FFO and AFFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, debt service obligations and other commitments and uncertainties. Although we believe that FFO and AFFO can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we have included a quantitative reconciliation of FFO and AFFO to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

EBITDA and Adjusted EBITDA, and Hotel EBITDA

EBITDA represents net income or loss, excluding: (i) interest, (ii) income tax expense and (iii) depreciation and amortization. We believe EBITDA is useful to an investor in evaluating our operating performance because it provides investors with an indication of our ability to incur and service debt, to satisfy general operating expenses, to make capital expenditures and to fund other cash needs or reinvest cash into our business. We also believe it helps investors meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our asset base (primarily depreciation and amortization) from our operating results. Our management also uses EBITDA as one measure in determining the value of acquisitions and dispositions. We further adjust EBITDA by adding back hotel transaction and pursuit costs, equity based compensation, impairment losses, and certain other nonrecurring expenses. We believe that adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

With respect to hotel EBITDA, we believe that excluding the effect of corporate-level expenses, non-cash items, and the portion of these items related to discontinued operations, provides a more complete understanding of the operating results over which individual hotels and operators have direct control. We believe the property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the third-party management companies operating our business on a property-level basis.

We caution investors that amounts presented in accordance with our definitions of EBITDA, adjusted EBITDA and hotel EBITDA may not be comparable to similar measures disclosed by other companies, since not all companies calculate this non-GAAP measure in the same manner. EBITDA, adjusted EBITDA and hotel EBITDA should not be considered as an alternative measure of our net income (loss) or operating performance. EBITDA, adjusted EBITDA and hotel EBITDA may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that EBITDA, adjusted EBITDA and hotel EBITDA can enhance your understanding of our financial condition and results of operations, this non-GAAP financial measure is not necessarily a better indicator of any trend as compared to a comparable GAAP measure such as net income (loss). Above we include a quantitative reconciliation of EBITDA, adjusted EBITDA and hotel EBITDA to the most directly comparable GAAP financial performance measure, which is net income (loss). Dollar amounts in such reconciliation are in thousands.

CONTACT:
Summit Hotel Properties, Inc.
Dan Boyum, 512-538-2304
VP of Investor Relations
www.shpreit.com